EXHIBIT 99.1

Worthington Steel Reports Third Quarter Fiscal 2026 Results

COLUMBUS, Ohio, March 25, 2026 – Worthington Steel, Inc. (NYSE: WS), a market-leading, value-added metals processing company, today reported financial results for the fiscal 2026 third quarter ended February 28, 2026.

Third Quarter Highlights (all comparisons to the third quarter of fiscal 2025):

•
Net sales of $769.8 million increased 12% compared to $687.4 million.
•
Operating income of $3.1 million compared to $18.3 million.
•
Net earnings attributable to controlling interest of $10.4 million compared to $13.8 million.
•
Net earnings per diluted share attributable to controlling interest of $0.20 compared to $0.27; adjusted net earnings per diluted share attributable to controlling interest of $0.27 compared to $0.35.
•
Adjusted EBIT of $20.0 million compared to $25.3 million.
•
Entered into a Business Combination Agreement with Kloeckner & Co SE (“Kloeckner”) (XETR: KCO), a German-based metals processor with operations in Europe and North America. Under the agreement, Worthington Steel launched a voluntary public tender offer for all outstanding shares of Kloeckner for €11 per share. Completion of the acquisition offer is expected to occur in the second half of calendar year 2026, subject to the minimum acceptance threshold and pending regulatory approvals and other customary closing conditions.
•
Declared a quarterly dividend of $0.16 per share payable on June 26, 2026, to shareholders of record at the close of business on June 12, 2026.

“This was a challenging quarter from a macroeconomic standpoint, but our focus did not change,” said Geoff Gilmore, President and CEO of Worthington Steel. “We remained grounded in our safety-first culture, executed with discipline and continued to serve customers well. We also took an important step forward with our proposed acquisition of Kloeckner, which we believe will be transformational for Worthington Steel and support long-term value creation.”

Financial highlights for the fiscal 2026 periods and the comparative periods are as follows:

(In millions, except volume)

	3Q 2026	3Q 2025	YTD 2026	YTD 2025
Volume (tons)	817,524	881,410	2,648,228	2,811,572

Net sales	$769.8	$687.4	$2,514.6	$2,260.4
Operating income	3.1	18.3	73.1	80.6
Net earnings attributable to controlling interest	10.4	13.8	66.0	55.0
Adjusted EBIT (Non-GAAP)(1)	20.0	25.3	106.4	79.0
Equity in net income of unconsolidated affiliate	3.5	-	16.7	0.4

(Per diluted share amounts, after-tax)

	3Q 2026	3Q 2025	YTD 2026	YTD 2025
Net earnings per diluted share attributable to controlling interest	$0.20	$0.27	$1.30	$1.09
Impairment of assets	0.03	0.07	0.04	0.07
Restructuring and other (income) expense, net	(0.06)	0.01	(0.07)	0.01
Pension settlement gain	-	-	-	(0.04)
Gain on land sale	-	-	-	(0.02)
Acquisition completion bonus payment	-	-	0.04	-
Deferred tax asset adjustment	-	-	0.02	-
Other loss, net adjustment	-	-	-	-
Kloeckner purchase derivative	(0.14)	-	(0.14)	-
Kloeckner acquisition-related expenses	0.24	-	0.30	-
Adjusted net earnings per diluted share attributable to controlling interest (Non-GAAP)(1)	$0.27	$0.35	$1.49	$1.11

(1)
Results in both the current year period and prior year period were impacted by certain items, as further discussed and reconciled to the most directly comparable GAAP financial measure in the Non-GAAP Financial Measures / Supplemental Data section later in this release.

Quarterly Results

Net sales for the third quarter of fiscal 2026 were $769.8 million, an increase of $82.4 million, or 12%, compared to the prior year quarter. This increase was driven primarily by higher direct volumes and higher average direct selling prices. The increases were partially offset by lower toll volumes. Direct tons sold increased by 4%, with the increase driven equally between the legacy business and the addition of Sitem Group. Direct selling prices increased 9% in the third quarter of fiscal 2026 compared to the prior year quarter. Toll volumes decreased 22% in the third quarter of fiscal 2026 compared to the prior year quarter. The decrease in toll volumes was due to a combination of closing the Cleveland-area Worthington Samuel Coil Processing (“WSCP”) facility in May 2025 as well as softening demand from mill customers. The mix of direct tons versus toll tons processed was 63% to 37% in the third quarter of fiscal 2026 compared to 57% to 43% in the prior year quarter.

Gross margin in the third quarter of fiscal 2026 was $76.1 million, a decrease of $5.1 million compared to the prior year quarter. The decrease was primarily driven by lower toll volumes and a $3.2 million unfavorable impact from Sitem Group, partially offset by higher direct spreads (sales less material costs). Toll spreads, down $6.4 million, were negatively impacted by $6.0 million due to lower volumes and by $0.4 million due to an unfavorable change in toll price. Direct spreads increased by $4.9 million due to higher direct volumes and a $3.3 million favorable change from an estimated $1.2 million inventory holding loss in the prior year quarter to an estimated $2.1 million inventory holding gain in the third quarter of fiscal 2026.

Operating income in the third quarter of fiscal 2026 was $3.1 million, a decrease of $15.2 million compared to the prior year quarter. The decrease was driven primarily by a $22.9 million increase in selling, general and administrative (“SG&A”) expense, and a $5.1 million decrease in gross margin, partially offset by a $6.9 million favorable change in restructuring and other (income), expense, net and a $5.9 million favorable change in asset impairment charges. The $22.9 million increase in SG&A expense, which included $4.8 million related to Sitem Group, was primarily attributable to $15.4 million of professional fees related to the proposed acquisition of Kloeckner. During the third quarter of fiscal 2026, the Company recognized a pre-tax gain of $6.0 million of restructuring and other income from the sale of assets at WSCP and $1.5 million of impairments related to certain internal-use software assets. During the third quarter of fiscal 2025, the Company recognized $0.9 million of restructuring and other expense in connection with TWB Company’s voluntary retirement program, and $7.4 million of asset impairments in connection with 1) an in-process research and development intangible asset and 2) the announced plans to combine WSCP’s toll processing manufacturing facility in Cleveland, Ohio into its existing manufacturing facility in Twinsburg, Ohio.

Net earnings attributable to controlling interest of $10.4 million in the third quarter of fiscal 2026 compares to $13.8 million in the prior year quarter. Net earnings per diluted share attributable to controlling interest of $0.20 per diluted share for its fiscal 2026 third quarter compares to $0.27 per diluted share in the prior year quarter.

Adjusted net earnings attributable to controlling interest of $13.6 million in the third quarter of fiscal 2026 compares to $17.6 million in the prior year quarter. Adjusted net earnings per diluted share attributable to controlling interest of $0.27 per diluted share compares to $0.35 per diluted share in the prior year quarter. The third quarter of fiscal 2026 adjusted results exclude a $1.2 million after-tax impairment, or $0.03 per diluted share, $2.9 million related to after-tax net gains in restructuring and other (income) expense, net, or $0.06 per diluted share, $6.9 million due to an unrealized after-tax gain on a Kloeckner purchase derivative, or $0.14 per diluted share, as well as an $11.8 million after-tax Kloeckner acquisition-related expenses adjustment, or $0.24 per diluted share. The prior year quarter adjusted results exclude a $3.4 million after-tax asset impairment, or $0.07 per diluted share, and a $0.4 million after-tax restructuring and other expense, net, or $0.01 per diluted share. For additional information on non-GAAP financial measures, see the Non-GAAP Financial Measures / Supplemental Data section later in this release.

Balance Sheet, Cash Flow and Capital Allocation

As of February 28, 2026, the Company had cash and cash equivalents of $90.0 million. During the third quarter of fiscal 2026, net cash provided by operating activities was $63.3 million compared to $53.8 million in the prior year quarter. Investment in property, plant and equipment during the third quarter of fiscal 2026 was $30.0 million compared to $28.6 million in the prior year quarter. The Company generated free cash flow (as defined in the Non-GAAP Financial Measures / Supplemental Data section later in this release) of $33.3 million in the third quarter of fiscal 2026 compared to $25.2 million in the prior year quarter.

The Company ended the third quarter of fiscal 2026 with debt of $251.4 million and $90.0 million in cash and cash equivalents, resulting in a net debt (as defined in the Non-GAAP Financial Measures / Supplemental Data section later in this release) position of $161.4 million.

During the third quarter of fiscal 2026, the Company increased its short-term borrowings and used the proceeds to acquire $101.4 million of Kloeckner equity securities. As of February 28, 2026, the Company did not have a controlling interest in or significant influence over Kloeckner.

The Company’s board of directors declared a quarterly dividend of $0.16 per common share. The dividend is payable on June 26, 2026, to shareholders of record at the close of business on June 12, 2026.

Conference Call

The Company will review fiscal 2026 third quarter results during its quarterly conference call on March 26, 2026, beginning at 8:30 a.m., Eastern Time. Conference call details are available through Events & Presentations in the Investors section of the Company’s website at www.WorthingtonSteel.com, or by registering online at https://events.q4inc.com/attendee/556002709 for the live conference.

About Worthington Steel

Worthington Steel (NYSE:WS) is a metals processor that partners with customers to deliver highly technical and customized solutions. Worthington Steel’s expertise in carbon flat-roll steel processing, electrical steel laminations and tailor welded solutions is driving steel toward a more sustainable future.

As one of the most trusted metals processors in North America, Worthington Steel and its approximately 6,000 employees harness the power of steel to advance our customers’ visions through value-added processing capabilities including galvanizing, pickling, configured blanking, specialty cold reduction, lightweighting and electrical lamination. Headquartered in Columbus, Ohio, Worthington Steel operates 37 facilities in seven states and 10 countries. Following a people-first Philosophy, commitment to sustainability and proven business system, Worthington Steel’s purpose is to generate positive returns by providing trusted and innovative solutions for customers, creating opportunities for employees and strengthening its communities.

Safe Harbor Statement

Selected statements contained in this release constitute “forward-looking statements,” as that term is used in the Private Securities Litigation Reform Act of 1995 (the “Act”). The Company wishes to take advantage of the safe harbor provisions included in the Act. Forward-looking statements reflect the Company’s current expectations, estimates or projections concerning future results or events. These statements are often identified by the use of forward-looking words or phrases such as “believe,” “anticipate,” “may,” “could,” “should,” “would,” “intend,” “plan,” “will,” “likely,” “expect,” “estimate,” “project,” “position,” “strategy,” “target,” “aim,” “seek,” “foresee” and similar words or phrases. These forward-looking statements include, without limitation, statements relating to: future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; the anticipated benefits of the Company’s separation from Worthington Enterprises, Inc. (the “Separation”); the expected financial and operational performance of, and future opportunities for, the Company following the Separation; the tax treatment of the Separation transaction; the leadership of the Company following the Separation; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the Company’s plans, objectives, expectations and intentions related to its proposed acquisition (the “Proposed Acquisition”) of Klöckner & Co SE (“Kloeckner”) through a voluntary public cash takeover offer to all of Kloeckner’s shareholders and the benefits of the Proposed Acquisition; the expected outcomes of the Proposed Acquisition, including estimated cost, operations and commercial synergies and the timeline to realize such synergies; the impact of the Proposed Acquisition on the Company’s earnings; the Company’s expected pro forma net leverage ratio following the transaction and net leverage ratio goals following the transaction; the expected timeline for completing the Proposed Acquisition; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings, laws and regulations; anticipated improvements in business and efficiencies to be gained from the use of artificial intelligence and machine learning (“AI”) and other technologies; effects of cybersecurity breaches and other disruptions to information technology infrastructure; effects of public health emergencies and the various responses of governmental and nongovernmental authorities thereto on economies and markets, and on our customers, counterparties, employees and third-party service providers; and other non-historical matters.

Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow: our ability to successfully realize the anticipated benefits of the Separation; the effect of conditions in national and worldwide financial markets, including inflation, increases in interest rates, and economic recession, and with respect to the ability of financial institutions to provide capital; the risks, uncertainties and impacts related to public health emergencies – the duration, extent and severity of which are impossible to predict, and actions taken by governmental authorities or others in connection therewith; changing commodity prices and/or supply; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; volatility or fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities, energy, labor and other items required by operations (especially in light of ongoing global geopolitical and military conflicts); effects of sourcing and supply chain constraints, including interruptions in deliveries of raw materials and supplies or the loss of key supplier relationships; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of critical equipment failures, facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; the ability of the parties to successfully complete the Proposed Acquisition on the anticipated terms and timing, including obtaining required regulatory approvals and other conditions to the completion of the Proposed Acquisition; the ability of the parties to achieve the minimum requisite acceptance threshold of Kloeckner’s issued share capital at the end of the acceptance period, including as a result of any statutory right of Kloeckner shareholders who have tendered their Kloeckner shares to withdraw their acceptance of the offer until the expiration of the acceptance period; the ability of the parties to obtain the necessary financing arrangements relating to the Proposed Acquisition; the Company’s ability to establish day-to-day control over Kloeckner’s operations after the closing of the Proposed Acquisition on a timely basis or at all; the effects of the Proposed Acquisition on the Company’s and Kloeckner’s operations, including on the Company’s future financial condition and performance, operating results, strategy and plans, including anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, losses, future prospects, and business and management strategies for the management, expansion and growth of the Company’s operations; the potential impact of the consummation of the Proposed Acquisition on relationships with customers, suppliers and other third parties; the Company’s ability to achieve the anticipated cost synergies or accretion to earnings per share once the Proposed Acquisition is consummated; the ability to realize expected benefits of strategically deployed capital expenditures; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor shortages, interruption in utility services, civil unrest, international conflicts (especially in light of ongoing global geopolitical and military conflicts), terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability (especially in light of ongoing global geopolitical and military conflicts), foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from public health emergencies, the actions taken in connection therewith and the implementation of related fiscal stimulus packages; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products, suppliers or customers, a U.S. withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the effect of inflation, interest rate increases and economic recession, which may negatively impact the Company’s operations and financial results; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; impairment of the recorded value of inventory, equity investments, fixed assets, goodwill and other assets; competitive pressure on sales and pricing, including pressure from imports and substitute materials; the level of imports and import prices in the Company’s markets and the foreign currency exchange rate exposure; the impact of environmental laws and regulations or the actions of the United States Environmental Protection Agency or similar regulators which increase costs or limit the Company’s ability to use or sell certain products; the impact of increasing environmental, greenhouse gas emission and sustainability regulations; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the U.S Securities and Exchange Commission (“SEC”) and other governmental agencies; the effect of healthcare laws in the United States and potential changes for such laws, which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; the effect of tax laws in the United States and potential changes for such laws, which may increase the Company's costs and negatively impact its operations and financial results; the operational, data privacy, security, regulatory and legal risks associated with the Company’s reliance on AI technologies as well as its inability to stay abreast of technological advancements and its dependence on third parties who rely on AI technologies; cybersecurity risks; the effects of privacy and information security laws and standards; the cyclical nature of the steel industry; the Company’s safety performance; the effects of competition and price pressures from competitors; risks associated with the proposed acquisition of Kloeckner; and other risks described from time to time in the Company’s filings with the SEC, including those described in “Part I – Item 1A. – Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2025 and in our subsequent filings with the SEC on Form 10-Q and Form 8-K.

Forward-looking statements should be construed in the light of such risks. The Company notes these factors for investors as contemplated by the Act. It is impossible to predict or identify all potential risk factors. Consequently, you should not consider the foregoing list to be a complete set of all potential risks and uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company does not undertake, and hereby disclaims, any obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

WORTHINGTON STEEL, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2026	2025	2026	2025
Net sales	$769.8	$687.4	$2,514.6	$2,260.4
Cost of goods sold	693.7	606.2	2,230.1	1,998.8
Gross margin	76.1	81.2	284.5	261.6
Selling, general and administrative expense	77.5	54.6	216.3	172.7
Impairment of assets	1.5	7.4	2.1	7.4
Restructuring and other (income) expense, net	(6.0)	0.9	(7.0)	0.9
Operating income	3.1	18.3	73.1	80.6
Other income (expense):
Miscellaneous income (expense), net	9.8	0.2	9.9	(1.9)
Interest expense, net	(2.1)	(1.4)	(7.7)	(6.1)
Equity in net income of unconsolidated affiliate	3.5	-	16.7	0.4
Earnings before income taxes	14.3	17.1	92.0	73.0
Income tax expense	3.5	5.0	21.1	12.6
Net earnings	10.8	12.1	70.9	60.4
Net earnings (loss) attributable to noncontrolling interests	0.4	(1.7)	4.9	5.4
Net earnings attributable to controlling interest	$10.4	$13.8	$66.0	$55.0

Basic
Weighted average common shares outstanding	49.9	49.5	49.8	49.5
Earnings per share attributable to controlling interest	$0.21	$0.28	$1.33	$1.11

Diluted
Weighted average common shares outstanding	50.9	50.5	50.7	50.5
Earnings per share attributable to controlling interest	$0.20	$0.27	$1.30	$1.09

Common shares outstanding at end of period	49.9	49.5	49.9	49.5

Cash dividends declared per share	$0.16	$0.16	$0.48	$0.48

WORTHINGTON STEEL, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

(Unaudited)

	February 28,	May 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$90.0	$38.0
Restricted cash	-	54.9
Receivables, less allowances of $1.2 and $3.8, respectively	461.6	438.7
Inventories
Raw materials	179.6	179.4
Work in process	149.4	165.6
Finished products	106.6	77.0
Total inventories	435.6	422.0
Income taxes receivable	2.7	0.1
Assets held for sale	0.6	11.5
Prepaid expenses and other current assets	116.0	83.3
Total current assets	1,106.5	1,048.5
Investment in unconsolidated affiliate	119.8	126.6
Operating lease right-of-use assets	89.1	72.6
Finance lease right-of-use assets, net of accumulated amortization of $2.1 and $–, respectively	9.4	-
Goodwill	103.3	79.6
Other intangible assets, net of accumulated amortization of $56.5 and $50.3, respectively	87.0	67.9
Deferred income taxes	12.7	11.4
Equity securities	101.3	-
Other assets	8.5	7.0
Property, plant and equipment:
Land	42.3	38.6
Buildings and improvements	221.5	190.4
Machinery and equipment	1,038.8	942.6
Construction in progress	182.9	132.7
Total property, plant and equipment	1,485.5	1,304.3
Less: accumulated depreciation	807.6	756.1
Total property, plant and equipment, net	677.9	548.2
Total assets	$2,315.5	$1,961.8

WORTHINGTON STEEL, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

(Unaudited)

	February 28,	May 31,
	2026	2025
Liabilities, mezzanine equity, and equity
Current liabilities:
Accounts payable	$401.9	$402.5
Short-term borrowings	192.7	149.2
Accrued compensation, contributions to employee benefit plans and related taxes	55.3	43.0
Dividends payable	9.1	9.3
Other accrued items	43.8	15.3
Current operating lease liabilities	11.3	7.7
Current finance lease liabilities	2.4	-
Income taxes payable	2.0	4.5
Current maturities of long-term debt	27.1	-
Total current liabilities	745.6	631.5
Other liabilities	57.3	32.8
Long-term debt	31.6	2.3
Noncurrent operating lease liabilities	82.4	68.7
Noncurrent finance lease liabilities	5.1	-
Deferred income taxes	36.1	28.6
Total liabilities	958.1	763.9

Mezzanine equity:
Redeemable noncontrolling interest	96.8	-
Total mezzanine equity	96.8	-

Shareholders’ equity - controlling interest:
Preferred shares, without par value; authorized – 1,000,000 shares; no shares issued or outstanding	-	-
Common shares, without par value; authorized – 150,000,000 shares; issued
and outstanding 49,910,958 shares and 49,548,895 shares, respectively	-	-
Additional Paid-in Capital	916.7	913.9
Retained Earnings	205.7	164.2
Accumulated other comprehensive income (loss), net of taxes of $(2.2) and $(2.0), respectively	2.1	(4.0)
Total Shareholders’ equity – controlling interest	1,124.5	1,074.1
Noncontrolling interests	136.1	123.8
Total equity	1,260.6	1,197.9
Total liabilities, mezzanine equity, and equity	$2,315.5	$1,961.8

WORTHINGTON STEEL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

(Unaudited)

	Nine Months Ended
	February 28,
	2026	2025
Operating activities:
Net earnings	$70.9	$60.4
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	63.6	49.1
Impairment of assets	2.1	7.4
Benefit from deferred income taxes	(7.9)	(2.3)
Bad debt expense	0.6	1.9
Equity in net income of unconsolidated affiliate, net of distributions	6.8	12.4
Net gain on sale of assets	(5.3)	(1.1)
Stock-based compensation	11.8	8.1
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	24.6	58.0
Inventories	28.5	63.0
Accounts payable	(33.2)	(58.9)
Accrued compensation and employee benefits	0.7	(12.1)
Other operating items, net	(6.9)	(9.5)
Net cash provided by operating activities	156.3	176.4

Investing activities:
Investment in property, plant and equipment	(84.1)	(84.9)
Acquisitions, net of cash acquired	(1.6)	-
Proceeds from sale of assets, net of selling costs	16.6	1.1
Purchases of equity securities	(101.4)	-
Other investing activities	0.4	-
Net cash used in investing activities	(170.1)	(83.8)

Financing activities:
Proceeds from (repayments of) short-term borrowings, net	35.0	(20.0)
Proceeds from revolving credit facility borrowings - swing loans	1,166.7	337.5
Repayments of revolving credit facility borrowings - swing loans	(1,158.2)	(355.5)
Proceeds from long-term debt, net of issuance costs	23.4	2.2
Principal payments on long-term debt	(23.0)	-
Proceeds from issuance of common shares, net of tax withholdings	(6.0)	(2.9)
Payments to noncontrolling interests	-	(6.9)
Dividends paid	(24.6)	(23.9)
Payments of debt issuance costs	(2.3)	-
Net cash provided by (used in) financing activities	11.0	(69.5)

Effects of exchange rate changes on cash, cash equivalents, and restricted cash	(0.1)	-
Increase (decrease) in cash, cash equivalents, and restricted cash	(2.9)	23.1
Cash, cash equivalents, and restricted cash at beginning of period	92.9	40.2
Cash, cash equivalents, and restricted cash at end of period	$90.0	$63.3

WORTHINGTON STEEL, INC.
NON-GAAP FINANCIAL MEASURES / SUPPLEMENTAL DATA
(In millions, except volume and per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also presents certain non-GAAP financial measures including (a) adjusted operating income, (b) adjusted earnings before income taxes, (c) adjusted income tax expense, (d) adjusted net earnings attributable to controlling interest, (e) adjusted net earnings per diluted share attributable to controlling interest, (f) net earnings before interest and taxes attributable to controlling interest (“EBIT”), (g) adjusted net earnings before interest and taxes attributable to controlling interest (“adjusted EBIT”), (h) net earnings before interest, taxes, depreciation and amortization attributable to controlling interest (“EBITDA”), (i) adjusted net earnings before interest, taxes, depreciation and amortization attributable to controlling interest (“adjusted EBITDA”), (j) free cash flow, and (k) total debt less cash and cash equivalents (“net debt”).

These non-GAAP financial measures typically exclude impairment and restructuring charges (gains) but may also exclude other items that management believes are not reflective of, and thus should not be included when evaluating the performance of, the Company’s ongoing operations. Management uses these non-GAAP financial measures, together with the most directly comparable GAAP financial measures, to evaluate the Company’s performance, engage in financial and operational planning, and determine incentive compensation and believes these non-GAAP financial measures provide useful information to investors because they provide additional perspective on the performance of the Company’s ongoing operations. Additionally, management believes these non-GAAP financial measures provide useful information to investors because they allow for meaningful comparisons and analysis of trends in the Company’s business and enable investors to evaluate operations and future prospects in the same manner as management. These non-GAAP financial measures are not intended to represent, and should not be considered as, an alternative to GAAP financial measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These measures may exclude items that are significant to understanding the Company’s financial results and condition, and other companies may define or calculate similarly titled non-GAAP financial measures differently. Accordingly, the non-GAAP financial measures presented should be considered in conjunction with, and not as a replacement for, the comparable GAAP financial measures.

For the purposes of the subsequent tables, the non-GAAP measures have been adjusted for the items identified below:

•
Impairment of assets – impairments of assets are excluded to facilitate period-to-period comparability of the Company’s operating performance, are inherently unpredictable in timing and amount, and are non-cash, so their exclusion facilitates the comparison of historical, current and forecasted financial results.
•
Restructuring – restructuring activities consist of items associated with the Company’s cost-optimization activities, such as divestitures, closing or consolidating facilities, employee severance (including rationalizing headcount or other significant changes in personnel), and realignment of existing operations (including changes to management structure in response to underlying performance and/or changing market conditions). These restructuring activities are excluded to facilitate period-to-period comparability of the Company’s operating performance.
•
Acquisition completion bonus payment – consists of the one-time bonus payment paid to key individuals upon the successful acquisition closing of Sitem Group. The acquisition completion bonus payment was included within SG&A expense.
•
Deferred tax asset adjustment – Tempel’s electrical steel facility in Nagold, Germany was included as part of the purchase consideration for the Sitem Group acquisition. The contribution resulted in the future disallowance of deferred tax assets located within certain foreign certain tax jurisdictions and resulted in the write-off of the deferred tax assets as well as the recognition of incremental income tax expense. As this impacts income tax, the adjustment does not impact EBIT, EBITDA, adjusted EBIT, or adjusted EBITDA.
•
Tax indemnification adjustment – tax and indemnification adjustments reported in income tax expense and miscellaneous income, net, related to an indemnification agreement with the former owners of Tempel. These adjustments are the result of a first quarter fiscal 2025 favorable tax ruling. The indemnification agreement, which was entered into with the former Tempel owners at the time the Company acquired Tempel, provides protection to the Company from rulings by tax authorities through the acquisition date.
•
Pension settlement gain – pension lift-out transaction to transfer a portion of the total projected benefit obligation of the Tempel pension plan to a third-party insurance company, which resulted in a pre-tax non-cash gain reported in miscellaneous income (expense), net, is excluded from adjusted results to facilitate period-to-period comparability of the Company’s operating performance as it reflects a discrete settlement event.
•
Gain on land sale – sale of unused land on the campus of the Tempel subsidiary in China, which resulted in a pre-tax gain in miscellaneous income (expense), net, is excluded from adjusted results to facilitate period-to-period comparability of the Company’s operating performance as it reflects the non-operational disposition of real property.

•
Other loss, net – consists of the following items reported in miscellaneous income (expense), net, which are excluded from adjusted results to facilitate period-to-period comparability of the Company’s operating performance:
o
Net insured loss incurred for damage as a result of a small, quickly contained fire at Tempel Canada. The Company recognized a $0.5 million pre-tax loss equal to the amount of the insurance deductible.
o
Environmental reserve settlement gain of $0.2 million pre-tax recognized by Tempel Canada as the result of a prior indemnification with the former owners of the Canadian facility.
•
Kloeckner purchase derivative – consists of the change in the fair value of an economic (non-designated) cash flow derivative that was entered into to hedge a portion of the expected purchase price of the outstanding shares of Kloeckner in connection with the Company’s proposed acquisition. The change in the fair value is recorded in miscellaneous income (expense), net, and it is excluded from adjusted results to facilitate period-to-period comparability of the Company’s operating performance as it reflects non-operational activity.
•
Kloeckner acquisition-related expenses – consists of the acquisition-related related costs incurred in connection with the proposed acquisition of Kloeckner, consisting primarily of advisory, legal, accounting, valuation and other professional fees, as well as certain integration expenses, and are expensed as incurred in accordance with GAAP. Exclusion of these costs is appropriate because they are directly attributable to a specific strategic transaction that management expects to be transformative to the Company’s portfolio, scale and long-term operating profile and are not reflective of the Company’s ongoing operating performance for the periods presented. Exclusion facilitates period-over-period comparisons, and to assess performance excluding the impact of transaction-specific activities.

The following provides a reconciliation to the non-GAAP financial measures adjusted operating income, adjusted earnings before income taxes, adjusted income tax expense, adjusted net earnings attributable to controlling interest and adjusted net earnings per diluted share attributable to controlling interest from the most comparable GAAP measures for the three- and nine-month periods ended February 28, 2026, and February 28, 2025.

	Three Months Ended February 28, 2026
	Operating Income	Earnings Before Income Taxes	Income Tax Expense	Net Earnings Attributable to Controlling Interest(1)	Net Earnings per Diluted Share Attributable to Controlling Interest
GAAP	$3.1	$14.3	$3.5	$10.4	$0.20
Impairment of assets	1.5	1.5	0.3	1.2	0.03
Restructuring and other (income), net	(6.0)	(6.0)	(0.9)	(2.9)	(0.06)
Kloeckner purchase derivative	-	(9.1)	(2.2)	(6.9)	(0.14)
Kloeckner acquisition-related expenses	15.4	15.4	3.6	11.8	0.24
Non-GAAP	$14.0	$16.1	$4.3	$13.6	$0.27

	Three Months Ended February 28, 2025
	Operating Income	Earnings Before Income Taxes	Income Tax Expense	Net Earnings Attributable to Controlling Interest(1)	Net Earnings per Diluted Share Attributable to Controlling Interest
GAAP	$18.3	$17.1	$5.0	$13.8	$0.27
Impairment of assets	7.4	7.4	1.2	3.4	0.07
Restructuring and other expense, net	0.9	0.9	0.1	0.4	0.01
Non-GAAP	$26.6	$25.4	$6.3	$17.6	$0.35

	Nine Months Ended February 28, 2026
	Operating Income	Earnings Before Income Taxes	Income Tax Expense	Net Earnings Attributable to Controlling Interest(1)	Net Earnings per Diluted Share Attributable to Controlling Interest
GAAP	$73.1	$92.0	$21.1	$66.0	$1.30
Impairment of assets	2.1	2.1	0.5	1.6	0.04
Restructuring and other (income), net	(7.0)	(7.0)	(1.1)	(3.3)	(0.07)
Acquisition completion bonus payment	4.6	4.6	0.6	1.8	0.04
Deferred tax asset adjustment	-	-	(0.8)	0.8	0.02
Other loss, net	-	0.3	0.1	0.2	-
Kloeckner purchase derivative	-	(9.1)	(2.2)	(6.9)	(0.14)
Kloeckner acquisition-related expenses	20.3	20.3	4.9	15.4	0.30
Non-GAAP	$93.1	$103.2	$23.1	$75.6	$1.49

	Nine Months Ended February 28, 2025
	Operating Income	Earnings Before Income Taxes	Income Tax Expense	Net Earnings Attributable to Controlling Interest(1)	Net Earnings per Diluted Share Attributable to Controlling Interest
GAAP	$80.6	$73.0	$12.6	$55.0	$1.09
Impairment of assets	7.4	7.4	1.2	3.4	0.07
Restructuring and other expense, net	0.9	0.9	0.1	0.4	0.01
Tax indemnification adjustment	-	4.4	4.4	-	-
Pension settlement gain	-	(2.7)	(0.7)	(2.0)	(0.04)
Gain on land sale	-	(1.5)	(0.4)	(1.1)	(0.02)
Non-GAAP	$88.9	$81.5	$17.2	$55.7	$1.11

(1)
Excludes the impact of the noncontrolling interest.

To further assist in the analysis of results for the periods presented, the following volume and net sales information for the three- and nine-month periods ended February 28, 2026, and February 28, 2025, has been provided along with a reconciliation of the non-GAAP financial measures, EBIT, adjusted EBIT and adjusted EBITDA to the most comparable GAAP measure, which is net earnings attributable to controlling interest. Net earnings margin is calculated by dividing net earnings attributable to controlling interest by net sales. Adjusted EBIT margin is calculated by dividing adjusted EBIT by net sales. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by net sales.

	Three Months Ended
	February 28,
(In millions, except volume)	2026	2025
Volume (tons)	817,524	881,410
Net sales	$769.8	$687.4

Net earnings attributable to controlling interest	$10.4	$13.8
Interest expense, net	2.1	1.4
Income tax expense	3.5	5.0
EBIT	16.0	20.2
Impairment of assets(1)	1.5	4.6
Restructuring and other (income) expense, net(2)	(3.8)	0.5
Kloeckner purchase derivative	(9.1)	-
Kloeckner acquisition-related expenses	15.4	-
Adjusted EBIT	20.0	25.3
Depreciation and amortization	21.6	16.6
Adjusted EBITDA	$41.6	$41.9

Net earnings margin	1.4%	2.0%
Adjusted EBIT margin	2.6%	3.7%
Adjusted EBITDA margin	5.4%	6.1%

	Nine Months Ended
	February 28,
(In millions, except volume)	2026	2025
Volume (tons)	2,648,228	2,811,572
Net sales	$2,514.6	$2,260.4

Net earnings attributable to controlling interest	$66.0	$55.0
Interest expense, net	7.7	6.1
Income tax expense	21.1	12.6
EBIT	94.8	73.7
Impairment of assets(1)	2.1	4.6
Restructuring and other (income) expense, net(3)	(4.4)	0.5
Tax indemnification adjustment	-	4.4
Pension settlement gain	-	(2.7)
Gain on land sale	-	(1.5)
Acquisition completion bonus payment(4)	2.4	-
Other loss, net	0.3	-
Kloeckner purchase derivative	(9.1)	-
Kloeckner acquisition-related expenses	20.3	-
Adjusted EBIT	106.4	79.0
Depreciation and amortization	63.6	49.1
Adjusted EBITDA	$170.0	$128.1

Net earnings margin	2.6%	2.4%
Adjusted EBIT margin	4.2%	3.5%
Adjusted EBITDA margin	6.8%	5.7%

(1)
Excludes the noncontrolling interest portion of impairment of assets of $2.8 million in the fiscal 2025 period.
(2)
Excludes the noncontrolling interest portion of restructuring and other (income) expense, net of $(2.2) million and $0.4 million in the fiscal 2026 and fiscal 2025 periods, respectively.
(3)
Excludes the noncontrolling interest portion of restructuring and other (income) expense, net of $(2.6) million and $0.4 million in the fiscal 2026 and fiscal 2025 periods, respectively.
(4)
Excludes the noncontrolling interest portion of the acquisition completion bonus payment of $2.2 million in the fiscal 2026 period.

The table below provides a reconciliation from net earnings attributable to controlling interest (the most comparable GAAP financial measure) to the non-GAAP financial measures, EBITDA and adjusted EBITDA, for each of the past five fiscal quarters, the 12 months ended February 28, 2026, and the 12 months ended November 30, 2025.

	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2026	2026	2026	2025	2025
Net earnings attributable to controlling interest	$10.4	$18.8	$36.8	$55.7	$13.8
Interest expense, net	2.1	2.7	2.9	1.0	1.4
Income tax expense	3.5	4.2	13.4	16.2	5.0
Depreciation and amortization	21.6	21.7	20.3	16.9	16.6
EBITDA	37.6	47.4	73.4	89.8	36.8
Impairment of assets(1)	1.5	0.6	-	-	4.6
Restructuring and other (income) expense, net(2)	(3.8)	-	(0.6)	1.0	0.5
Tax indemnification adjustment	-	-	-	0.2	-
Gain on Sitem Group purchase derivative	-	-	-	(4.0)	-
Acquisition completion bonus payment(3)	-	-	2.4	-	-
Other loss, net	-	0.3	-	-	-
Kloeckner purchase derivative	(9.1)	-	-	-	-
Kloeckner acquisition-related expenses	15.4	4.9	-	-	-
Adjusted EBITDA	$41.6	$53.2	$75.2	$87.0	$41.9

Trailing 12 months adjusted EBITDA	$257.0	$257.3

(1)
Excludes the noncontrolling interest portion of impairment of assets of $2.8 million in the third quarter of fiscal 2025.
(2)
Excludes the noncontrolling interest portion of restructuring and other (income) expense, net of $(2.2) million, $(0.4) million, $0.7 million, and $0.4 million in the third quarter of fiscal 2026, first quarter of fiscal 2026, fourth quarter of fiscal 2025, and third quarter of fiscal 2025, respectively.
(3)
Excludes the noncontrolling interest portion of the acquisition completion bonus payment of $2.2 million in the first quarter of fiscal 2026.

The following provides a reconciliation of net cash provided by operating activities (the most comparable GAAP financial measure) to free cash flow for each of the past five fiscal quarters and the 12 months ended February 28, 2026. Free cash flow is a non-GAAP financial measure that management believes measures the Company’s ability to generate cash beyond what is required for its business operations and capital expenditures.

	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2026	2026	2026	2025	2025
Net cash provided by (used in) operating activities	$63.3	$99.3	$(6.3)	$53.9	$53.8
Investment in property, plant and equipment	(30.0)	(24.7)	(29.4)	(45.5)	(28.6)
Free cash flow	$33.3	$74.6	$(35.7)	$8.4	$25.2

Trailing 12 months free cash flow	$80.6

The following provides a reconciliation of total debt (the most comparable GAAP financial measure) to the non-GAAP financial measure net debt. Net debt is calculated by subtracting cash and cash equivalents from total debt (defined as the aggregate of short-term borrowings, current maturities of long-term debt, and long-term debt). The calculation of net debt as of February 28, 2026, is outlined below.

February 28,
2026
Short-term borrowings	$192.7
Current maturities of long-term debt	27.1
Long-term debt	31.6
Total debt	$251.4
Less: cash and cash equivalents	(90.0)
Net debt	$161.4

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